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                                                                    EXHIBIT 99.7


                                  CADIS, INC.

                             1991 STOCK OPTION PLAN

1. Introduction. This Stock Option Plan (the "Plan") is established for the purpose of providing key employees and those associated with CADIS, Inc., a Delaware corporation (the "Corporation"), the opportunity to participate in the growth of the Corporation through the purchase of $.01 par value Common Stock of the Corporation (the "Common Stock"). The Board of Directors believes that the Plan affords an appropriate means of rewarding key employees, consultants and directors for their past and future contributions to the Corporation's growth, and of encouraging such employees, consultants and directors to remain in or enter the service of the Corporation. The options granted under the Plan are intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), unless designated as non-qualified stock options.

2. Administration of the Plan. The Plan shall be administered by the Board of Directors of THE CORPORATION (THE "Board") or a committee of the Board consisting of not LESS THAN three members appointed by the Board and serving at the BOARD'S pleasure (the "Committee"). Any vacancy occurring in the membership of the Committee shall be filled by appointment by the Board. As used herein, the term Board shall also mean the Committee of the Board.

The Board may from time to time adopt such rules and regulations as it may deem advisable for the administration of the Plan, and may alter, amend or rescind any such rules and regulations in its discretion. The Board shall have the power to interpret or amend or discontinue the Plan, subject to the provisions of the Code; provided that without the written consent of an optionee, no amendment or suspension of the Plan shall alter or impair any option previously granted to an optionee under the Plan, subject to any provisions otherwise in the Plan. All decisions made by the Board in the administration and interpretation of the Plan shall be binding and conclusive for all purposes. No member of the Board shall be liable for any action taken or decisions made by him in good faith with respect to the Plan or any option granted under it. The Board may delegate the grant of options to a committee of management of the Corporation so long as the Board ratifies by formal Board actions all options granted by such committee of management.


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3. GRANT of Options. Except as provided in Section 11 hereof, options may be granted under the Plan for a total of 1,600,000 shares of Common Stock to one or more key employees and, with respect to non-qualified stock options, to directors and consultants of the Corporation selected by the Board in the Board's sole discretion. The grant of an option hereunder shall be evidenced by written notice of the grant (which may be in the form of a stock option agreement), of the terms and conditions of the option granted, and whether the option is an incentive stock option or non-qualified stock option, which notice shall be delivered to the individual to whom the option is granted. No stock option may be granted under the Plan more than 10 years after the adoption of the Plan by the Board.

4. Terms and Conditions of Options. The type of option, the number of shares which may be purchased under each option and the purchase price per share, shall be designated by the Board at the time the option is granted. The purchase price per share of an option shall in no event be less than 100% of the fair market value of each share at the time the incentive stock option is granted; provided, however, that incentive stock options may not be granted to any holder of the voting rights of 10% or more of the total combined voting power of all classes of stock of the Corporation at time of grant, unless the purchase price shall be at least 110% of the fair market value of the shares at the time of grant. "Fair market value" shall be determined as set forth in Section 9 below. An option granted under the Plan shall not be transferable by the individual to whom it is granted otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the lifetime of such individual, only by him; provided, however, that if such individual becomes legally disabled, his legal representative may exercise the option on his behalf. No incentive stock options shall be granted under the Plan to any employee where the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by such employee during any calendar year (under all such plans of the Corporation and its parent and subsidiary corporations) shall exceed $100,000. Options may be granted under the Plan which are nonqualified stock options, including options exceeding the previously stated limits. All options shall be exercisable even though there may be outstanding any other option(s) which was or were granted before the granting of such option. The Board may impose on any option any additional terms and conditions which it deems advisable and which are not inconsistent with the Plan.


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5. Vesting of Right to Exercise Options. Unless otherwise determined by the
Board and set forth In Optionee's Non-Qualified Stock Option Agreement or Incentive Stock Option Agreement, as applicable, forms of which are attached hereto and incorporated herein, options granted hereunder shall mature and become exercisable as follows:

                                                       Percentage of
        Period of Time                                  Shares for
         After Date of                               Which option May
             Grant                                     Be Exercised
           12 months                                        25%

Every month thereafter                                     2.08%

48 months                                                   100%

In the event of the death or legal disability of an optionee, the optionee shall for purposes of the foregoing requirement be considered to have completed the next full vesting period with respect to the vesting period in which the Optionee's death or disability occurs. An optionee may exercise less than all the matured portion of the option, in which case such unexercised, matured portion shall continue to remain exercisable, subject to the terms of the Plan, until the option terminates as provided below.

6. Limits on Option Period. Unless otherwise specified and set forth in Optionee's Incentive or Non-Qualified Stock Option Agreement, as applicable, incentive and non qualified stock options granted hereunder shall be exercisable by an optionee for a period of three months after optionee's employment by the Corporation terminates, other than For Cause (as defined herein), death or legal disability; and by midnight of the day of termination, if For Cause. "For Cause" shall mean the termination of optionee's employment with the Corporation by reason of optionee's commission of a felony, fraud or willful misconduct which has resulted, or is likely to result, in substantial and material damage to the Corporation, as so determined in the discretion of the Board, the option shall not be exercisable at any time after such termination. If an Optionee's employment with the Corporation terminates by reason of death or legal disability (within the meaning of Section 105(d)(4) of the Code), the option shall remain exercisable for a period of 12 months following the date of the Optionee's death or cessation of employment, whichever shall first occur, and shall be exercisable only to the extent


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exercisable under Section 5 hereof on the date of the OPTIONEE'S death or cessation of employment. Notwithstanding any other provision of this section or of any other section of the Plan, NO stock option granted hereunder shall be exercisable after the expiration of ten years from the date such option is granted, provided however, that no incentive stock option granted to a 10% stockholder (as referenced in Section 4 hereof) shall be exercisable after the expiration of 5 years from the date such option is granted.

7. Eligibility. incentive stock options may be granted only to employees (including officers) of the Corporation. A director of the Corporation shall not be eligible to be granted an incentive stock option unless the director is also an employee of the Corporation. An optionee may, if he is otherwise eligible, be granted additional options. Employment with the Corporation shall include employment with any parent or subsidiary as defined in Section 425 of the Code.

8. Exercise; No Stockholder Rights. The manner of exercise shall be by written notice sent by the holder of the option to the Corporation, setting forth the number of shares desired to be purchased, stating whether the employee is exercising an incentive stock option or non-qualified stock option and accompanied by cash or check in the amount equal to the full purchase price of the shares being purchased; provided, however, that the Corporation may in its discretion allow the optionee to pay the purchase price in whole or in part by transferring to the Corporation shares of Common Stock held by him or by being credited by the Corporation for shares he has a right to acquire in the option being exercised, in which case such certificate shall reflect the number of shares after payment of the exercise price. Notice of exercise shall be addressed to the Corporation at its principal place of business; Attention:
President; shall be signed by the holder of the option; and shall, at the option of the Corporation, contain a representation, in the form provided by the Corporation, that the shares are being purchased for investment only and not for resale or distribution. The Corporation may place any legend on any certificate issued hereunder which it deems necessary to comply with any applicable law. Within a reasonable time after receipt of notice in the form specified above, the Corporation shall cause to be issued and delivered to the holder of the option a certificate for the number of shares of Common Stock which the holder has purchased; provided, however, that the Corporation may in its discretion allow the optionee to elect to pay any withholding taxes payable, in whole or in part, by transferring to the Corporation shares of Common Stock of the Corporation


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owned by him or by being credited by the Corporation for SHARES he has a right to acquire in THE OPTION BEING EXERCISED, IN WHICH case such certificate shall reflect the number of shares after payment of the taxes. All documentary stamp taxes payable on account of such issue shall be paid for by the Corporation. In no event shall the Corporation be required to issue fractional shares upon the exercise of an option.

No person shall have any rights as a stockholder with respect to any shares covered by an option until the date of the issuance of a stock certificate(s) for the shares for which the option has been exercised. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate(s) are issued, except as provided in
Section 11. Nothing in this Plan or in any option agreement shall confer upon any optionee any right to continue in the employ of the Corporation or interfere in ANY WAY with any right of the Corporation to terminate the optionee's employment at any time. The adoption of the Plan of itself, shall not be deemed to entitle any employee to any rights to be granted options.

9. Definition of Fair Market Value. For the purposes of this Plan, "fair market value" shall mean either the exercise price per share established in the discretion of the Board of Directors or, in the event the Company's stock is publicly traded: (i) the average of the closing bid and asked prices per share of Common Stock of the Company on the date preceding the date of grant, as reported by the National Association of Securities Dealers Automated Quotation System, (ii) the average of the closing bid and asked prices per share of Common Stock of the Company on the date preceding the date of grant, as reported by the National Quotation Bureau, Inc.'s "pink sheets," or (iii) if the Company's Common Stock is listed on a national securities exchange, fair market value shall mean the closing price on such preceding date as reported by the Wall Street Journal.

10. Right of First Refusal. All options granted hereunder shall be subject to a right of first refusal obligation in favor of the Corporation, as set forth in the Incentive or Non-Qualified Stock Option Agreement pursuant to which any option is granted.

11. Stock Splits, Mergers, etc. In case of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of the Corporation's Common Stock, appropriate adjustment will be made to both the number of shares which may be purchased under the Plan and the


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number and price per share of Common Stock which may be purchased under any outstanding options. Unless otherwise specified by the Board and set forth in Optionee's Incentive or Non-Qualified Stock Option Agreement, as applicable, in the case of any merger, liquidation, sale of all or substantially all of the assets of the Corporation or other transaction which results in the replacement of the Corporation's Common Stock with the stock of another corporation, the Board may provide for the replacement of any options with comparable options to purchase the stock of such other corporation.

12. Effective Date. The Plan shall take effect upon the adoption of the Plan by the Board and the Corporation's stockholders.



Adopted by Board: October 31 1991

Approved by Stockholders: October 31, 1991


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